CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated February 26, 2015, relating to the financial statements and financial highlights of Integrity Growth & Income Fund and Integrity Dividend Harvest Fund, each a series of The Integrity Funds, for the year ended December 31, 2014, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 31, 2015